Exhibit 8.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

November 27, 2019

Global Ship Lease, Inc.
c/o Global Ship Lease Services Limited
25 Wilton Road
London SW1V 1LW

Re:	Global Ship Lease, Inc.
Ladies and Gentlemen:

We have acted as counsel to Global Ship Lease, Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with (i) the Company’s at-the-market offering of its 8.00% Senior Unsecured Notes due 2024, having an aggregate principal amount of up to $68,000,000 (the “Notes”); (ii) the At Market Issuance Sales Agreement, dated November 27, 2019 (the “Sales Agreement”), between the Company and B. Riley FBR, Inc., as agent (the “Agent”), including any amendments or supplements thereto, pursuant to which the Company may offer the Notes through the Agent, from time to time; (iii) the preparation of the Company’s registration statement under the Securities Act of 1933, as amended (the “Securities Act”), on Form F-3 (File No. 333-234343), declared effective by the Securities and Exchange Commission (the “Commission”) on November 7, 2019 (the “Registration Statement”); (iv) a prospectus included therein (the “Base Prospectus”); (v) a prospectus supplement thereto dated November 27, 2019 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”); and (vi) an indenture, dated as of November 19, 2019 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture dated as of November 19, 2019 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and Wilmington Savings Fund Society, FSB, as trustee.
In formulating our opinion, we have examined (a) the Sales Agreement, (b) the Registration Statement, (c) the Prospectus, (d) the Indenture, and (e) the originals, or copies identified to our satisfaction, of such corporate records and corporate actions of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions expressed below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the genuineness of the signatures of persons signing all documents, the persons identified as officers of the Company are serving as such and, as to factual matters, the truth, accuracy and completeness of the information, representations and warranties contained in the Registration Statement, including the Prospectus, the Sales Agreement and such other documents, agreements and instruments.

Global Ship Lease, Inc.
November 27, 2019

Based on and subject to the foregoing and the other assumptions, exclusions and qualifications in this letter, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Prospectus Supplement under the heading “Tax Considerations,” we hereby confirm that the opinions and discussions of United States federal income tax matters and Marshall Islands tax matters expressed in the Prospectus Supplement in the section entitled “Tax Considerations” are our opinions and accurately state our views as to the tax matters discussed therein.
Our opinions are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Report on Form 6-K to be filed with the Commission on the date hereof and incorporated by reference into the Registration Statement, and to each reference to us under the heading “Tax Considerations” in the Prospectus Supplement, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ Seward & Kissel LLP